Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

CABOT CORPORATION

(Originally incorporated July 14, 1960)

Pursuant to Section 245, Subchapter VIII, Chapter 1, Title 8

of the

General Corporation Law of Delaware

CABOT CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware, by authority of its Board of Directors set forth in a vote duly adopted on November 14, 2008, restates and integrates its Restated Certificate of Incorporation to read in full as herein set forth:

FIRST:    The name of this corporation is

CABOT CORPORATION

SECOND:    Its principal office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD:    The nature of the business of this corporation and the objects or purposes to be transacted, promoted and carried on by it are as follows:

1.        To acquire, by merger, consolidation, or otherwise, the businesses now owned and carried on by the following corporations organized and existing under the Laws of the Commonwealth of Massachusetts:

(a) Godfrey L. Cabot, Inc.

(b) Cabot Carbon Company

(c) Cabot Shops, Inc.

(d) Cabot Gasoline Corporation

together with all their property, rights, privileges, powers and franchises; and to assume in connection therewith all of the debts, liabilities and duties of the said Massachusetts corporations.

2.        To manufacture, produce, compound, refine, buy or otherwise acquire, to sell or otherwise dispose of, and to deal in chemicals of every description, chemical mixtures, medicines,

pharmaceutical supplies, chemical and medicinal preparations, drugs (except as forbidden by law), and any other chemical products in the form of raw materials or otherwise, and by-products derived from the manufacture thereof or made therefrom, carbon black, furnace black, dye-stuffs, cements, minerals, superphosphates, soap, fertilizers, paints, varnishes, pigments, polishes, stains, oils, acids, alcohols, coal, coke, coal-tar, coal-tar products and derivatives, peat, peat products, rubber, rubber goods, synthetic rubber, butadiene, and other petrochemicals of every description, and all other products related to any one or more of the foregoing.

3.        To prospect, explore, drill for, produce and accumulate oil and gas, liquefied petroleum gas and natural gasoline; to buy, lease or otherwise acquire, to sell, lease or otherwise dispose of, and to deal in oil, gas, natural gasoline and any and all materials incidental to or necessary for the production of oil, gas, natural gasoline, and all the by-products thereof, and oil and gas rights, privileges and leases of all kinds and descriptions.

4.        To mine, produce, manufacture, refine, handle, buy, or otherwise acquire, and to sell or otherwise dispose of, and to deal in elements, minerals, metals, ores, precious stones and base materials of every nature and products using the same.

5.        To buy, sell, manufacture, fabricate, produce and deal in steel, iron, and other metals, metal products, and all other building materials; to construct, maintain, work or operate, plants, mills, furnaces, factories, engines, boilers, machinery and tools; and to carry on the business of mechanical engineers and dealers in machinery and manufacturers of plants, engines and other machinery, tool makers, brass founders, metal workers, boiler makers, mill-wrights, machinists, iron and steel converters, smiths, builders, carpenters, metallurgists, and electrical, civil, mechanical and water supply engineers.

6.        To conduct research, scientific or technical investigations and experiments, development work and pilot plant work, and training and educational programs, and to seek for and develop inventions, processes, improvements, new or improved products, and uses for products, new or improved manufacturing and operating techniques and methods, and wider scientific, technical, manufacturing and operating knowledge, and to furnish, to this corporation or to others, consulting, engineering, testing, experimental and other services, all as may relate or be incidental to or be useful or advantageous in or in connection with any business, operation or activity in which this corporation is authorized to engage.

7.        To manage and operate, in whole or in part, and to keep the books, accounts and records, in whole or in part, of any other corporation, firm or entity, and to enter into contracts for the performance of such service.

8.        To carry on any manufacturing, selling, management, service, research or other business, operation or activity which is lawful to be carried on by a corporation organized under the General Corporation Law of the State of Delaware as amended, whether or not similar or related or incidental to or useful or advantageous in or in connection with the businesses, operations and activities referred to in the foregoing paragraphs.

9.        To manufacture, produce, purchase, lease or otherwise acquire, to own, operate, and process, to sell, lease or otherwise dispose of, and to deal in all kinds of machines, machinery, plant equipment, tools, materials, merchandise, fixtures, goods and other property of all kinds useful in or in connection with any business or activity in which this corporation is authorized to engage.

10.        To explore, prospect, buy, lease or otherwise acquire, to own, hold and operate, to sell, lease or otherwise dispose of, and to deal in lands, mining claims, water claims, water rights, mineral rights, and any other rights, oil wells, gas wells, oil lands, gas lands and other real property, the rights and interest in and to real property, manufacturing plants, laboratories, pilot plants, oil refineries, gas works and plants, including plants for the production of coke, gasoline, and other by-products, mines, smelters, warehouses, offices and other buildings, structures, building equipment, pipelines, railroads, and real estate improvements, all to the extent permitted by law and as may relate or be incidental to or be useful in or in connection with any business or activity in which this corporation is authorized to engage.

11.        To acquire, hold, use, sell, assign, lease, grant licenses under, or otherwise dispose of, letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business in which this corporation is authorized to engage.

12.        To subscribe for, purchase or otherwise acquire, to hold and own, to sell, assign, transfer or otherwise dispose of, and generally to deal in and with, securities, and while the holder or owner thereof to have and exercise all rights, powers and privileges of ownership, including the right to vote or consent or give proxies or powers of attorney therefor; and to carry on any business, operation or activity through a wholly or partly owned subsidiary.

13.        To acquire by purchase, exchange, merger or consolidation or otherwise all or any part of the property and assets, including the business, good will, rights and franchises, of any corporation, association, trust, firm or individual wherever organized, created or located, and in payment or exchange therefor to pay cash, transfer property and issue securities to the transferor or its security holders and to assume or become liable for any liabilities and obligations; and to hold and operate or in any manner to dispose of all or any part of the property and assets so acquired.

14.        To dispose by sale, exchange, merger or consolidation or otherwise, of all or any part of the property and assets, including the business, good will, rights and franchises, of this corporation, to any corporation, association, trust, firm or individual wherever organized, created or located, for cash or property, including securities, or the assumption of the liabilities and obligations of this corporation, and if desired, and subject to the rights of creditors and preferred stockholders (if any), to distribute such cash, securities or other property to the security holders of this corporation in exchange for or in partial or complete liquidation or redemption of their securities.

15.        To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

16.        To have one or more offices and to carry on all or any of operations and businesses in any and all parts of the world.

17.        To borrow money and obtain credit; for money borrowed or for sale or pledge or in order to pay, evidence or secure any liability or obligation, to execute, issue and deliver and sell, pledge or otherwise dispose of bonds, notes, debentures or other evidences of indebtedness, secured or unsecured; to give security for any such bonds, notes, debentures or other evidences of indebtedness or for any purchase price, guaranty, line of credit, covenant, fidelity or performance bond or any other liability or obligation and any premium interest and other sums due thereon or therewith and any covenants or obligations connected therewith; and for the foregoing purposes to mortgage or pledge or execute an indenture of mortgage or deed of trust upon or create a lien upon or other security title or security interest in all or any part of the property and assets, real and personal, of this corporation, then owned or thereafter acquired.

18.        To lend money, credit or security to, and to guarantee or assume any liabilities and obligations of, and to aid in any other manner any corporation, association, trust, firm or individual wherever organized, created or located, any of whose securities are held by this corporation or in whose affairs or prosperity this corporation has a lawful interest, and to do all acts and things designed to protect, improve or enhance the value of such securities or interest.

19.        The directors of this corporation are authorized to make charitable contributions as defined in the United States Internal Revenue Code, as from time to time amended, in such amounts as the directors may determine to be reasonable.

20.        To do any and all acts and things in this Article Third set forth, to the same extent as an individual might or could do, as principal, factor, consignee, agent, contractor or otherwise, and either alone or in conjunction or jointly with any corporation, association, trust, firm or individual; and, in general, to do any and all acts and things and to engage in any and all businesses whatsoever, necessary, suitable, advantageous or proper for or in connection with or incidental to the exercise, transaction, promotion or carrying on of any of the businesses, powers, purposes or objects in this Article Third set forth; excepting in every case all acts, things and businesses forbidden by law.

21.        In this Article Third the word “securities” means, to the extent that the context permits, stocks, shares, bonds, notes, debentures and other evidences of interest in or indebtedness of any corporation, association, trust or firm, and notes and other evidences or indebtedness of any individual, and bonds, notes, debentures and other evidences of indebtedness of any country, state, county, city, town or other governmental body or agency.

22.        In this certificate of incorporation, unless it is otherwise expressly provided, the statements of the businesses, objects and purposes of this corporation shall be construed both as objects and powers, the enumeration of specific powers shall not be held to limit or restrict in any manner the exercise by this corporation of the general powers conferred upon corporations by the laws of the State of Delaware, and no statement of any business, object or purpose shall be deemed to limit or be exclusive of any other stated business, object or purpose, but all are separate and cumulative and all may be transacted, promoted and carried on separately or together and at any time and from time to time.

FOURTH:    The total number of shares of common stock which this corporation shall have authority to issue is two hundred million shares and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to Two Hundred Million Dollars ($200,000,000).

The total number of shares of preferred stock which this corporation shall have authority to issue is two million shares and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to Two Million Dollars ($2,000,000). The Board of Directors may provide for the issuance of such preferred stock in one or more series, each series to have such voting powers, full or limited, or no voting powers, such designations, preferences and relative participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, and to be subject to such terms of redemption, if any, as shall be specified by the Board of Directors and stated and expressed in the vote or votes of the Board of Directors providing for the issue of such preferred stock.

The holders of the common stock shall be entitled to one vote for each share of common stock registered in their respective names on the books of this corporation.

The board of directors may from time to time, in connection with any employee stock option or purchase plan, fix limitations and restrictions on the transfer of any or all of the authorized but unissued shares of this corporation made available for such stock option or purchase plan, such restrictions to take effect upon the issue of such shares. No such limitation or restriction shall be valid unless notice thereof is given on the certificate or certificates representing such shares.

No stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issue of any such shares, or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors, in its discretion from time to time may grant, and at such price as the board of directors in its discretion may fix; and the board of directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares or securities, either in whole or in part, to the existing stockholders of any class.

FIFTH:    The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000.00).

The board of directors, without the assent of or other action by the stockholders, may from time to time authorize the issue and sale of shares of stock of this corporation now or hereafter authorized, for such consideration and upon such terms as the board of directors may determine, or the board of directors may authorize such consideration and terms to be fixed in whole or in part by any officer or officers of this corporation.

SIXTH:    This corporation is to have perpetual existence.

SEVENTH:    The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

EIGHTH:    The following provisions are inserted for the regulation and conduct of the affairs of this corporation, and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers elsewhere conferred herein or in the by-laws or conferred by law:

(a)        Except as may be otherwise expressly required by law or by other provisions of this certificate of incorporation or by the by-laws, the board of directors shall have and may exercise, transact, manage, promote and carry on all of the powers, authorities, businesses, objects and purposes of this corporation.

(b)        The directors who are not directors emeritus shall be divided into three classes of approximately equal size. At the annual meeting to be held January 21, 1969, one class shall be elected to a term of three years, another class to a term of two years, and the third class to a term of one year; and at each subsequent annual election the successors to directors whose terms shall expire that year shall each be elected to a term of three years. The directors emeritus, if any, shall be elected or appointed for such terms and shall have such duties not contrary to law as may from time to time be provided for in the by-laws. No director need be a stockholder. The election of directors need not be by ballot unless the by-laws shall so require.

(c)        By-laws may be made, altered, amended or repealed by (i) the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the shares of the then outstanding shares of stock of all classes and series of this corporation entitled to vote generally in the election of directors voting together as a single class or (ii) a vote of the majority of the directors then in office at any annual, regular, or special stockholders or directors meeting, called for that purpose, the notice of which shall specify the subject matter of the proposed new by-law or the alteration, amendment, or repeal of an existing by-law, or the articles to be affected thereby. Any by-law whether made, altered, amended, or repealed by the stockholders or directors may be repealed, amended, further amended, or reinstated, as the case may be, by either the stockholders or the directors as aforesaid.

(d)        The board of directors may at any time set apart out of any of the funds of this corporation available for dividends a reserve or reserves for any proper purpose and may at any time reduce or abolish any such reserve. Any other proper reserves may also be carried.

(e)        This corporation may purchase, hold, sell and transfer shares of its own capital stock, but shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of the capital of this corporation, subject always to the right of this corporation to reduce its capital or to redeem any preferred or special shares out of capital as permitted by law. Shares of its own capital stock belonging to this corporation shall not be voted upon directly or indirectly.

(f)        The board of directors may from time to time authorize and maintain bonus, profit sharing or other types of incentive or compensation plans or pension or retirement plans for the employees (including officers and directors) of this corporation or of its subsidiaries, affiliates or any other corporation, association, trust or firm wherever organized, created or located in whose affairs or prosperity this corporation has any lawful interest and fix the amount of the profits to be distributed or shared and determine the persons to participate in any such plans and the amounts of their respective participation or benefits.

(g)        The board of directors may from time to time determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books and papers of this corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of this corporation, except as and to the extent expressly provided by law with reference to the right of stockholders to examine the original or duplicate stock ledger, or otherwise expressly provided by law, or except as expressly authorized by resolution of the board of directors.

(h)        The directors of this corporation are likely to be connected with other corporations, partnerships, associations or firms with which from time to time this corporation may have business dealings. No contract or other transaction between this corporation and any other corporation, partnership, association or firm and no act of this corporation shall be affected by the fact that directors of this corporation are pecuniarily or otherwise interested in, or are directors, members, or officers of such other corporation, partnership, association or firm. Any director individually, or any firm of which such director may be a member, may be a party to or may be pecuniarily or otherwise interested in any contract or transaction of this corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the board of directors or a majority thereof. Every contract, act or transaction which at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose, among others, of considering such contract, act or transaction, shall be authorized, approved or ratified by vote of the holders of a majority of the shares of the capital stock of this corporation present in person or represented by proxy at such meeting (provided that a quorum of stockholders be there present or represented by proxy) shall be as valid and binding upon this corporation and upon all its stockholders as though such a contract, act or transaction had been expressly authorized, approved and ratified by every stockholder of this corporation.

(i)        (1)        No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of this liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article by the stockholders of this corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of this corporation for acts or omissions prior to such repeal or modification.

(2)        No officer or employee of this corporation shall be liable to this corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by him in good faith as an officer or employee of this corporation, if such person exercised or used the same degree of care and skill as a prudent man would have exercised or used under the circumstances in the conduct of his own affairs.

(3)        For purposes of determining compliance with this paragraph (i), any director, officer or employee of this corporation shall be deemed to have taken actions or omitted to take actions in good faith if the action taken or omitted to be taken by him or her was taken or omitted in reliance in good faith upon the advice of counsel for this corporation, or the books of account or other records of this corporation, or reports or information made or furnished to this corporation by any official, accountant, engineer, agent, or employee of this corporation, or by any independent public accountant or auditor, counsel, engineer, appraiser, investment banker or other expert retained or employed by this corporation, by the directors, by any committee of the board of directors of this corporation or by any authorized officer of this corporation.

(j)        The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or is or was serving as a fiduciary of any employee benefit plan, fund or program sponsored by the corporation or such other company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of The State of Delaware as amended from time to time. Such indemnification (unless ordered by a court) shall be made as authorized in a specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in the General Corporation Law of the State of Delaware. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)        Any action required or permitted to be taken by the stockholders of the corporation must be taken at a duly called annual or special meeting of the stockholders of the corporation and may not be taken by any consent in writing by such stockholders.

NINTH:    Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all of the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

TENTH:    1.        Vote Required for Certain Business Combinations.

In addition to any affirmative vote required by law or this restated certificate of incorporation, and except as otherwise expressly provided in section 2 of this Article TENTH:

(a)        Any merger or consolidation of this corporation or any subsidiary (as hereinafter defined) with (1) any interested stockholder (as hereinafter defined) or (2) any other corporation or other person (whether or not itself an interested stockholder) which is, or after such merger or consolidation would be, an affiliate (as hereinafter defined) of an interested stockholder; or

(b)        Any plan of exchange for all outstanding shares of this corporation or any subsidiary or for any class of shares of either with (1) any interested stockholder or (2) any other corporation or other person (whether or not itself an interested stockholder) which is, or after such plan of exchange would be, an affiliate of an interested stockholder; or

(c)        Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder or any affiliate of any interested stockholder of any assets of this corporation or any subsidiary having an aggregate fair market value (as hereinafter defined) of $20,000,000 or more; or

(d)        The issuance or transfer by this corporation or any subsidiary (in one transaction or a series of transactions) of any securities of this corporation or any subsidiary to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $20,000,000 or more; or

(e)        The adoption of any plan or proposal for the liquidation or dissolution of this corporation proposed by or on behalf of an interested stockholder or any affiliate of any interested stockholder; or

(f)        Any reclassification of securities (including any reverse stock split), or recapitalization of this corporation, or any merger or consolidation of this corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of stock or securities convertible into stock of this corporation or any subsidiary which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder;

shall require the affirmative vote of the holders of at least 66 2/3 percent of the combined voting power of the then outstanding shares of stock of all classes and series of this corporation entitled to vote generally in the election of directors (the “voting stock”), in each case voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by this restated certificate of incorporation or any vote or votes adopted pursuant to Article THIRD of this restated certificate of incorporation or in any agreement with any national securities exchange or otherwise.

2.        When Higher Vote is not Required. The provisions of this Article TENTH shall not be applicable to any particular business combination (as hereinafter defined), and such business combination shall require only such affirmative vote as is required by law, any other provision of this restated certificate of incorporation, any preferred stock designation or any agreement with any national securities exchange, if, all of the conditions specified in either of the following paragraphs (a) and (b) are met:

(a)        Approval by Continuing Directors. The business combination shall have been approved by a majority of the continuing directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one continuing director; or

(b)        Price and Procedure Requirements. All of the following conditions shall have been met:

(1)        The aggregate amount of the cash and the fair market value as of the date of the consummation of the business combination of any consideration other than cash to be received per share by holders of common stock (as hereinafter defined) in such business combination shall be at least equal to the highest of the following:

(A)        (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the interested stockholder for any shares of common stock acquired by it (i) within the two-year period immediately prior to the first public announcement of the proposal of the business combination (the “announcement date”) or (ii) in the transaction in which it became an interested stockholder, whichever is higher; or

(B)        the fair market value per share of common stock on the announcement date or on the date on which the interested stockholder became an interested stockholder (such latter date is referred to in this Article TENTH as the “determination date”), whichever is higher; or

(C)        (if applicable) the price per share equal to the fair market value per share of common stock determined pursuant to paragraph (b)(1)(B) above, multiplied by the ratio of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the interested stockholder for any shares of common stock acquired by it within the two-year period immediately prior to the announcement date to (ii) the fair market value per share of common stock on the first day in such two-year period upon which the interested stockholder acquired any shares of common stock; and

(2)        The consideration to be received by holders of a particular class or series of outstanding voting stock (including common stock) shall be in cash or in the same form as the interested stockholder has previously paid for shares of such class. If the interested stockholder has paid for shares of voting stock with varying forms of consideration, the form of consideration to be received by holders of such class or series of voting stock shall be either cash or the form used to acquire beneficially the largest number of shares of such class or series of voting stock previously acquired by it; and

(3)        After such interested stockholder has become an interested stockholder and prior to the consummation of such business combination:

(A)        except as approved by a majority of the continuing directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock;

(B)        there shall have been (i) no reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock), except as approved by a majority of the continuing directors, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the common stock, unless the failure so to increase such annual rate is approved by a majority of the continuing directors; and

(C)        such interested stockholder shall not have become the beneficial owner of any additional shares of voting stock except as part of the transaction in which it became an interested stockholder; and

(4)        After such interested stockholder has become an interested stockholder, such interested stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such business combination or otherwise; and

(5)        A proxy or information statement describing the proposed business combination and complying with the requirements of the Securities Exchange Act of 1934 (the “1934 Act”) and the rules and regulations thereunder (or any subsequent provisions replacing such 1934 Act, rules or regulations) shall be mailed to public stockholders of the corporation at least 30 days prior to the consummation of such business combination (whether or not such proxy or information statement is required to be mailed pursuant to the 1934 Act or subsequent provisions).

3.        Certain Definitions. For the purposes of this Article TENTH:

(a)        “affiliate” or “associate” has the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the 1934 Act, as in effect on February 8, 1985.

(b)        “board” means the board of directors of this corporation.

(c)        A person is a “beneficial owner” of any voting stock:

(1)        which such person or any of its affiliates or associates beneficially owns, directly or indirectly; or

(2)        which such person or any of its affiliates or associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

(3)        which are beneficially owned, directly or indirectly, by any other person with which such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of voting stock.

(d)        The term “business combination” means any transaction which is referred to in any one or more of paragraphs (a) through (f) of Section 1.

(e)        “common stock” means the common capital stock of this corporation.

(f)        “continuing director” means any member of the board who is unaffiliated with and not a nominee of the interested stockholder and was a member of the board prior to the time that the interested stockholder became an interested stockholder, and any successor of a continuing director who is unaffiliated with, and not a nominee of the interested stockholder and who is recommended to succeed a continuing director by a majority of continuing directors then on the board.

(g)        “fair market value” means: (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the 1934 Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the continuing directors in good faith; and (2) in the case of stock that is not traded on any United States registered securities exchange nor in any over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the continuing directors in good faith.

(h)        “interested stockholder” means any person (other than this corporation or any subsidiary) who or which:

(1)        is the beneficial owner, directly or indirectly, of more than 10 percent of the combined voting power of the then outstanding voting stock; or

(2)        is an affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding voting stock; or

(3)        is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

For the purpose of determining whether a person is an interested stockholder pursuant to this paragraph (h) of this Section 3, the number of shares of voting stock deemed to be outstanding shall include shares deemed owned through application of paragraph (c) of this section 3 but shall not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(i)        A “person” means any individual, firm, corporation, group (as such term is used in Rule 13d of the General Rules and Regulations under the 1934 Act as in effect on February 8, 1985) or other entity.

(j)        “subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by this corporation; provided, however, that for the purposes of the definition of interested stockholder set forth in paragraph (h) of this section 3, the term “subsidiary” means only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by this corporation.

4.        Powers of the Board. A majority of the continuing directors shall have the power and duty to determine for the purposes of this Article TENTH, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article TENTH, including without limitation, (a) whether a person is an interested stockholder; (b) the number of shares of voting stock beneficially owned by any person; (c) whether a person is an affiliate or associate of another person; (d) whether the requirements of section 2(b) of this Article TENTH have been met with respect to any proposed business combination, and (e) whether the assets which are the subject of any business combination have, or the consideration to be received for the issuance or transfer of securities by this corporation or any subsidiary in any business combination has, an aggregate fair market value of $20,000,000 or more. Any such determination made in good faith shall be binding and conclusive for all purposes of this Article TENTH.

5.        No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article TENTH shall be construed to relieve any interested stockholder from any fiduciary obligation imposed by law.

ELEVENTH:    This corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Notwithstanding any provision of law, this restated certificate of incorporation or the by-laws of this corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this restated certificate of incorporation or the by-laws of this corporation), and in addition to any affirmative vote of the holders of any class of preferred stock of this corporation outstanding or any other class of capital stock of this corporation or any series of any of the foregoing then outstanding which is required by law or by or pursuant to this restated certificate of incorporation, the affirmative vote of the holders of seventy-five percent (75%) or more of the voting power of the shares of the then outstanding shares of stock of all classes and series of this corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal paragraph (a), (b), (c) or (k) of Article EIGHTH, Article TENTH or this Article ELEVENTH of this restated certificate of incorporation or to adopt any provision inconsistent therewith.

TWELTH:    The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving this corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

This Restated Certificate of Incorporation restates and integrates the corporation’s Restated Certificate of Incorporation as heretofore amended by Certificates of Amendment as filed with the Secretary of State of the State of Delaware on February 14, 1985, February 19, 1987 and March 12, 1996, Certificates of Designation and amendments thereto filed with the Secretary of State of the State of Delaware on December 3, 1986, November 18, 1988, November 20, 1995, November 21, 2005 and September 19, 2008, and a Certificate of Change of Registered Agent and Registered Office as filed with the Secretary of State of the State of Delaware on August 9, 1999, and eliminates certain provisions that under the General Corporation Law of Delaware are no longer required to be included in the Certificate of Incorporation. Except for such provisions so eliminated, this Restated Certificate of Incorporation does not further amend the corporation’s Restated Certificate of Incorporation as heretofore amended and no discrepancy exists between those provisions and the provisions of this Restated Certificate of Incorporation.

IN WITNESS WHEREOF, CABOT CORPORATION has caused this Restated Certificate of Incorporation to be duly executed this 7th day of January, 2009 by Patrick M. Prevost, its President and Chief Executive Officer, and attested by Jane A. Bell, its Secretary.

CABOT CORPORATION

By:	/s/ Patrick M. Prevost
Patrick M. Prevost
President and Chief Executive Officer

ATTEST:

By:	/s/ Jane A. Bell
Jane A. Bell
Secretary